Exhibit 10.2

RESTRICTED STOCK UNIT GRANT CERTIFICATE
UNDER THE KKR & CO. INC. 2019 EQUITY INCENTIVE PLAN
(DIRECTOR)

KKR & Co. Inc. (the “Corporation”), pursuant to its KKR & Co. Inc. 2019 Equity Incentive Plan (the “Plan”), hereby grants to the Grantee set forth below, who is a member of the board of directors of the Corporation, the number of Restricted Stock Units (“RSUs”) set forth below.  The RSUs are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Grantee:	Participant Name

Date of Grant:	Grant Date

Number of RSUs:	Number of Awards Granted

Vesting Schedule:
The following sets forth each applicable Service Vesting Date upon which the RSUs granted hereunder shall become vested, subject to the Grantee’s continued Service through each such date and other terms and conditions contained in the attached Restricted Stock Unit Grant Agreement.

Percentage of RSUs Vesting:	Applicable Service Vesting Date:

*          *          *

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT CERTIFICATE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT CERTIFICATE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

KKR & CO. INC.	GRANTEE

Electronic Signature
By:	Name: Participant Name
Title:	Date: Grant Date

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE KKR & CO. INC. 2019 EQUITY INCENTIVE PLAN
(DIRECTOR)

Pursuant to the Restricted Stock Unit Grant Certificate (the “RSU Grant Certificate”) delivered to the Grantee (as defined in the RSU Grant Certificate), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the KKR & Co. Inc. 2019 Equity Incentive Plan (the “Plan”), KKR & Co. Inc. (the “Corporation”) and the Grantee agree as follows. The RSU Grant Certificate is incorporated into and deemed a part of this Restricted Stock Unit Agreement. Capitalized terms not otherwise defined herein or in Appendix A (attached hereto) shall have the meaning set forth in the Plan.

RECITALS

WHEREAS, the board of directors of the Corporation (the “Board”) has determined it is in the best interests of the Corporation to provide the Grantee with this Agreement and the RSU Grant Certificate pursuant to and in accordance with the terms of the Plan.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to the following:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1.   Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Corporation hereby grants to the Grantee the number of Restricted Stock Units (“RSUs”) provided in the RSU Grant Certificate (with each RSU representing an unfunded, unsecured right to receive one share of Class A Common Stock upon vesting, subject to any adjustment pursuant to Section 9 of the Plan).

ARTICLE II

VESTING AND SETTLEMENT OF RESTRICTED STOCK UNITS

Section 2.1.   Vesting of RSUs.

(a)	Subject to the terms and conditions contained herein and in the Plan, the RSUs shall vest as provided in the RSU Grant Certificate and this Section 2.1.

(i)
Subject to the Grantee’s continued service as a director of the Corporation (“Service”) through the Service Vesting Date(s) as specified in the RSU Grant Certificate, the RSUs shall become vested on such date(s) as to the percentage(s) of RSUs set forth in the RSU Grant Certificate.

(ii)
If, prior to the date the RSUs are vested as provided in Section 2.1(a)(i) above or otherwise terminate pursuant to Section 2.1(b) below: (A) the Grantee dies or experiences a Disability or (B) there occurs a Change in Control, then all unvested RSUs shall be vested as a result thereof.

(iii)	All RSUs that become vested under this Section 2.1(a) shall be Settled pursuant to Section 2.2 of this Agreement.

(b)
If the Grantee’s Service terminates for any reason other than due to the Grantee’s death or Disability, all then unvested RSUs shall immediately terminate and be forfeited without consideration, and no shares of Class A Common Stock shall be delivered hereunder.

Section 2.2.   Settlement of RSUs.

(a)
To the extent that an RSU becomes vested and the applicable Service Vesting Date has occurred, the applicable percentage of RSUs shall be Settled as soon as administratively practicable on or following the applicable Service Vesting Date. The Settlement of RSUs that become vested upon a termination of Service due to Grantee’s death or Disability or due to a Change in Control, as applicable, shall not be accelerated such that any such RSUs shall be Settled on the applicable Service Vesting Date as set forth on the RSU Grant Certificate that such RSUs would otherwise have become vested. The date on which any RSU is to be Settled hereunder is referred to as a “Delivery Date.”

(b)
On any Delivery Date, each vested RSU being Settled shall be cancelled in exchange for the Corporation delivering to the Grantee the number of shares of Class A Common Stock equal to the number of RSUs that are to be Settled on such Delivery Date pursuant to Section 2.2(a).  The foregoing deliveries shall in all instances be subject to Sections 4.4 and 4.6.

(c)
Subject to the provisions of this Article II relating to the number of RSUs that are to be Settled on any applicable Delivery Date and solely to the extent permitted under Section 409A, if applicable, the Corporation may impose such other conditions and procedures in relation to the Settlement of RSUs as it may reasonably determine.

Section 2.3.   No Dividend Payments. The RSUs granted to the Grantee hereunder do not include the right to receive any dividend payments.

ARTICLE III
RESTRICTIONS ON TRANSFERS

Section 3.1.   Transfer Restrictions on RSUs.

(a)
The Grantee may not Transfer all or any portion of the Grantee’s RSUs to any Person (including to any Permitted Transferee) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Corporation may require) as determined by the Administrator.

(b)	Prior to a Transfer of any RSUs to any Person that the Administrator consents to, such Person must consent in writing to be bound by this Agreement and deliver such consent to the Administrator.

(c)	Any purported Transfer of RSUs that is not in accordance with this Section 3.1 is null and void.

ARTICLE IV
MISCELLANEOUS

Section 4.1.   Governing Law. This Agreement and RSU Grant Certificate shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any otherwise governing principles of conflicts of law that would apply the Laws of another jurisdiction.

Section 4.2.   Plan.  The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

Section 4.3.   Arbitration. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 4.3, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling the other party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award. The Grantee irrevocably appoints the Secretary or General Counsel of the Corporation as such Grantee’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Grantee of any such service of process, shall be deemed in every respect effective service of process upon the Grantee in any such action or proceeding. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of the Corporation and the Grantee, other than general statements.

Section 4.4.   Remedies; Recoupment; Right to Set-Off.

(a)
The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law or under the terms of any other applicable agreement.

(b)
To the extent required or advisable, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder and any other similar Laws including, as applicable, but not limited to the European Directives 2011/61/EU, 2013/36/EU and 2014/91/EU, the Administrator may specify in any other document or a policy to be incorporated into this Agreement by reference, that the Grantee’s rights, payments, and benefits with respect to RSUs awarded hereunder and/or Class A Common Stock delivered to the Grantee in respect of RSUs awarded hereunder shall be subject to reduction, cancellation, forfeiture or recoupment.

(c)
The Administrator may set-off any amounts due under this Agreement or otherwise against any amounts which may be owed to the Corporation or its Affiliates, as applicable, by the Grantee under this Agreement, any other relationship or otherwise.  The Grantee hereby expressly authorizes the Corporation and its Affiliates to take any and all actions on the Grantee’s behalf (including, without limitation, payment, credit and satisfaction of amounts owed) in connection with the set-off of any amounts owed to the Corporation or its Affiliates or otherwise.

Section 4.5.   Amendments and Waivers.

(a)
This Agreement (including the RSU Grant Certificate and Appendices A and B attached hereto, as applicable) may be amended, supplemented, waived or modified only in accordance with Section 4(b) of the Plan or Section 13 of the Plan, as applicable, or as may be required for purposes of compliance or enforceability with applicable local Law; provided, however, that the RSU Grant Certificate shall be deemed amended from time to time to reflect any adjustments provided for under the Plan.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.6.   Withholding. The provisions of Section 4(d) of the Plan are incorporated herein by reference and made a part hereof. Regardless of any action the Corporation takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Corporation.  The Grantee further acknowledges that the Corporation (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (2) is under no obligation to structure the terms of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Corporation may refuse to issue or deliver Class A Common Stock or the proceeds of the sale of Class A Common Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as set forth in this Section 4.6.

Section 4.7.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified):

(a)	If to the Corporation, to:

KKR & Co. Inc.
9 West 57th Street, Suite 4200
New York, New York 10019
U.S.A.
Attention: General Counsel and Secretary

(b)	If to the Grantee, to the most recent address for the Grantee in the books and records of the Corporation.

Section 4.8.   Entire Agreement; Termination of Agreement; Survival.

(a)
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto. The Grantee acknowledges that the grant of RSUs provided for under this Agreement is in full satisfaction of any and all grants of equity or equity-based awards that representatives of the Corporation or its Affiliates, on or prior to the date hereof, may have informed the Grantee that such Grantee is entitled to receive.

(b)
This Agreement shall terminate when the Grantee and all Permitted Transferees cease to hold any of the RSUs that have been granted hereunder. Notwithstanding anything to the contrary herein, this Article IV shall survive any termination of this Agreement.

Section 4.9.   Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.10.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 4.11.   Appendices. Appendices A and B constitute part of this Agreement.

Section 4.12.   Further Assurances. The Grantee shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 4.13.   Section 409A; Service.

(a)
This Section 4.13(a) applies to Grantees who are U.S. tax residents (such as, a U.S. citizen, green card holder or a U.S. tax resident under the substantial presence test) to the extent applicable.  All references to any “separation from service” or termination of Services to be provided by the Grantee shall be deemed to refer to a “separation from service” within the meaning of Section 409A, if applicable.  Notwithstanding anything herein to the contrary, (i) if at the time of the Grantee’s termination of Service the Grantee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or delivery of Class A Common Stock otherwise payable or provided hereunder as a result of such termination of Service is necessary in order to prevent any accelerated or additional tax under Section 409A, then, to the extent that Section 409A applies to the RSUs, the Corporation will defer the commencement of the payment of any such payments or delivery hereunder (without any reduction in such payments or delivery of Class A Common Stock ultimately paid or provided to the Grantee) until the date that is six months following the Grantee’s termination of Service (or the earliest date as is permitted under Section 409A) and (ii) if any other payments or other deliveries due to the Grantee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other deliveries shall be deferred if deferral will make such payment or other delivery compliant under Section 409A, or otherwise such payment or other delivery shall be restructured, to the extent possible, in a manner, determined by the Administrator, that does not cause such an accelerated or additional tax.  The Corporation shall use commercially reasonable efforts to implement the provisions of this Section 4.13(a) in good faith; provided that none of the Corporation, the Administrator nor any of the Corporation’s or its affiliates’ employees, directors or representatives shall have any liability to the Grantee with respect to this Section 4.13(a).

(b)
Nothing in this Agreement shall be deemed to obligate the Corporation to employ the Grantee in any capacity whatsoever or to prohibit or restrict the Corporation from terminating the Grantee’s Service at any time or for any reason whatsoever.

Section 4.14.   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has executed this Agreement as of the date specified under the signature of the Grantee.

KKR & CO. INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Grantee has caused this counterpart signature page to this Agreement to be duly executed as of the date specified under the signature of the Grantee.

“GRANTEE”

Electronic Signature

Name: Participant Name

Dated: Grant Date

APPENDIX A
DEFINITIONS

In addition to the defined terms set forth in the Plan, the following terms shall have the following meanings for purposes of the Agreement:

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to Corporation by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Administrator may reasonably determine in its sole discretion.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Corporation or any Grantee, as the case may be.

“Permitted Transferee” means (A) any person who is a “family member” of the Grantee, as such term is used in the instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Grantee and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Grantee and his or her Immediate Family Members;  (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes; or (E) any other Person the Corporation consents to.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

“RSU Grant Certificate” means the RSU Grant Certificate delivered to the Grantee and attached to this Agreement, as the same may be modified pursuant to Section 4.5(a) of the Agreement.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as the same may be amended from time to time, and the applicable regulations, including temporary regulations, promulgated under such Section, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

 “Service Vesting Date” means, with respect to any RSU, the date set forth in the RSU Grant Certificate as the “Service Vesting Date.”

“Settle”, “Settled” or “Settlement” means the discharge of the Corporation’s obligations in respect of an RSU through the delivery to the Grantee of Class A Common Stock in accordance with Article II.

“Transfer” or “Transferred” means with respect to any RSU or Class A Common Stock, as applicable, any (i) sale, assignment, transfer or other disposition thereof or any interests therein or rights attached thereto, whether voluntarily or by operation of Law, or (ii) creation or placement of any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

A-1

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS

The terms and conditions in this Appendix B supplement the provisions of the Agreement, unless otherwise indicated herein.  Capitalized terms contained in this Appendix B and not defined herein shall have the same meaning as such terms are defined in the Agreement into which this Appendix B is incorporated by reference therein and to which this Appendix B is attached, or the Plan, as applicable.

1.          Data Protection

The Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement, any other RSU materials and the Corporation’s applicable Privacy Notice available at KKR Central.  Such personal data may be collected, used and transferred by and among, as applicable, the Corporation, its Affiliates and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Corporation’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Corporation’s and/or the Grantee’s tax obligations.  The Grantee understands that the collection, use and transfer of his or her personal data is mandatory for compliance with applicable law and necessary for the performance of the Plan and that the Grantee’s refusal to provide such personal data would make it impossible for the Corporation to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan.

2.          Nature of Grant

In accepting the Award, the Grantee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time;

(b)
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Corporation;

(d)	the Grantee is voluntarily participating in the Plan;

(e)	the RSUs and the Class A Common Stock subject to the RSUs, and the income from and value of same, are extraordinary items, which are outside the scope of the Grantee’s service contract, if any;

(f)	the grant of RSUs and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Corporation;

(g)	the future value of the underlying Class A Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Grantee’s Service (for any reason whatsoever and whether or not later found to be invalid or in breach of the Grantee’s service agreement, if any), and in consideration of the grant of RSUs, the Grantee agrees not to institute any claim against the Corporation or any Affiliate;

(i)	subject to Section 9 of the Plan, the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(j)
neither the Corporation nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Grantee pursuant to the vesting of the RSUs or the subsequent sale of any Class A Common Stock acquired upon vesting.

3.          No Advice Regarding Award

The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Class A Common Stock.  The Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4.          Language

If the Grantee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.          Electronic Delivery and Acceptance

The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

6.          Restrictions on Trading in Securities

In addition to any policies and procedures which govern Grantee’s ability to trade in Class A Common Stock as well as other securities of the Corporation set forth in the Corporation’s trading window policy, Grantee may be subject to additional securities trading and market abuse laws depending on the Grantee’s country, the broker’s country or where the Class A Common Stock is listed.  These laws may affect Grantee’s ability to accept, acquire, sell or otherwise dispose of Class A Common Stock or rights to Class A Common Stock (e.g., RSUs) or rights linked to the value of Class A Common Stock (e.g., phantom awards, futures), particularly during such times as the Grantee is considered to have access to material nonpublic information concerning the Corporation (as defined by the Laws of the applicable country).  Local insider trading Laws may prohibit the cancellation or amendment of orders placed by the Grantee before he or she possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these Laws or regulations are separate from and in addition to any policies and procedures set forth by the Corporation.  The Grantee is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

7.          Foreign Asset / Account and/or Tax Reporting and Exchange Control Obligations

Depending upon the country to which Laws the Grantee is subject, the Grantee may have certain exchange control, foreign asset and/or account reporting requirements that may affect the Grantee’s ability to acquire or hold Class A Common Stock under the Plan or cash received from participating in the Plan (including from any sale proceeds arising from the sale of Class A Common Stock) in the Grantee’s Fidelity brokerage account or a bank or other brokerage account outside the Grantee’s country of residence. The Grantee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in the Grantee’s country.  The Grantee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her own personal tax, legal and financial advisors regarding same.

8.          Special Terms and Conditions for Non-U.S. Grantees

The following terms and conditions are applicable to Grantees who reside or work outside the United States.  The Grantee is advised to seek appropriate professional advice as to how the relevant Laws in the Grantee’s country may apply to his or her situation.

France: Consent to Receive Information in English

By accepting the RSUs, the Grantee confirms having read and understood the Plan and the Agreement, including all terms and conditions included therein, which were provided in the English language.  The Grantee accepts the terms of these documents accordingly.

En acceptant cette RSUs, le Titulaire des RSUs confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont ete transmis en langue anglaise. Le Titulaire des RSUs accepte les dispositions de ces documents en connaissance de cause.